Exhibit 21.1

Bimini Capital Management, Inc.
Consolidated Subsidiaries of the Registrant
December 31, 2019

Consolidated subsidiaries included in the 2019 consolidated financial statements of Bimini Capital Management, Inc. are:

	Jurisdiction of Organization	Percentage of Voting Power
Bimini Advisors Holdings, LLC	Maryland	100.0
Royal Palm Capital, LLC	Delaware	100.0%
HomeStar SPV Holdings, Inc.	Delaware	100.0
HS Special Purpose, LLC	Delaware	100.0
Opteum Financial Services Corporation	Pennsylvania	100.0
Opteum Mortgage Acceptance Corporation	Delaware	100.0
Opteum SPV 2, LLC	Delaware	100.0